Sangamo BioSciences, Inc.
Point Richmond Tech Center
501 Canal Boulevard
Richmond, CA 94804
510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS FOURTH QUARTER AND FULL YEAR
2008 FINANCIAL RESULTS

Company Ends Year with Cash and Investments of $65.0 Million

Richmond, California – February 4, 2009 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported fourth quarter and full year 2008 financial results and accomplishments and provided an outlook for 2009.

For the fourth quarter ended December 31, 2008, Sangamo reported a consolidated net loss of $2.6 million, or $0.06 per share, compared to a net loss of $6.7 million, or $0.17 per share, for the same period in 2007. As of December 31, 2008, the company had cash, cash equivalents marketable securities and interest receivable of $65.0 million.

Revenues for the fourth quarter of 2008 were $6.8 million, compared to $2.8 million for the same period in 2007. Fourth quarter 2008 revenues were primarily from Sangamo’s enabling technology agreements in cell line engineering for protein production including $3.0 million related to a fully-paid non-exclusive license agreement with Pfizer Inc and revenues from Sangamo’s agreement with Genentech, Inc., as well as Sangamo’s agreements with Dow AgroSciences (DAS) and Sigma-Aldrich Corporation.

Research and development expenses were $6.7 million for the fourth quarter of 2008, compared to $7.9 million for the same period in 2007.  The decrease in research and development expenses for the fourth quarter of 2008 was primarily due to reduced expenses related to clinical trials as studies of our drug SB-509 progressed.  Non-cash stock-based compensation included in research and development expenses totaled $605,000 and $409,000 in the fourth quarter of 2008 and 2007, respectively.

General and administrative expenses were $2.3 million for the fourth quarter of 2008, compared to $2.5 million for the same period in 2007. Non-cash stock-based compensation included in general and administrative expenses totaled $864,000 and $388,000 in the fourth quarter of 2008 and 2007, respectively.

Total operating expenses for the fourth quarter of 2008 were $9.0 million, compared to $10.4 million for the same period in 2007.

Net interest income (expense) was ($375,000) for the fourth quarter of 2008, compared to $935,000 for the same period in 2007.  The decrease was due to lower average investment balances and lower interest rates as well as a foreign currency translation loss during the quarter.

Full Year Results

For the year ended December 31, 2008, the consolidated net loss was $24.3 million, or $0.60 per share, compared to a net loss of $21.5 million, or $0.58 per share, for the year ended December 31, 2007.  Revenues were $16.2 million for 2008, compared to $9.1 million in 2007. The increase in revenues for 2008 was primarily attributable to the exercise by DAS of its option for a commercial license to Sangamo’s technology in plant agriculture, Sangamo’s enabling technology agreements in protein production and its agreement with Sigma-Aldrich for research reagents. Total operating expenses were $41.6 million in 2008 and $33.9 million in 2007. The increase in operating expenses for 2008 was primarily associated with Sangamo’s clinical development programs in diabetic neuropathy (DN) and amyotrophic lateral sclerosis (ALS) and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased research and development personnel costs.

2008 Highlights

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Filing of an Investigational New Drug (IND) application for Sangamo’s ZFP Therapeutic program in HIV/AIDS. Phase 1 clinical trial open. In December, our collaborators at the University of Pennsylvania filed an IND application to initiate a clinical trial to evaluate SB-728-T for the treatment of HIV/AIDS. The trial is now open and enrolling subjects. Based on Sangamo’s zinc finger DNA-binding protein (ZFP) nuclease (ZFNTM) technology, SB-728-T has been shown to lead to an increase in CD4 T-cell counts, a reduction in viral load and expansion of CCR5-modified T-cells that are resistant to the virus in an animal model of HIV infection.

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Initiation of Phase 2 clinical trial (SB-509-801) of SB-509 in amyotrophic lateral sclerosis (ALS). In September, Sangamo initiated a Phase 2 clinical trial (SB-509-801) to evaluate SB-509, a ZFP transcription factor (ZFP TFTM) VEGF-A activator, in subjects with ALS.  ALS is a progressive, degenerative motor-neuron disease for which there are limited treatment options and no cure. The rationale for the study is based on improvements in motor nerve function observed in Sangamo’s SB-509 trials in DN. The study is a randomized, repeat-dosing, open-label, multi-center study designed to evaluate the effect of intramuscular administration of SB-509 on the progression of the disease in subjects with ALS. In addition to gathering data on safety and tolerability of SB-509, the study will also evaluate stem cell mobilization.

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Presentation of data from clinical trials of SB-509 for DN.  In June and November, Sangamo presented data from its Phase 1 (SB-509-401) and Phase 2 (SB-509-601 and SB-509-701 Part A) clinical trials of SB-509 for DN.  The studies demonstrated that repeat dosing of SB-509 is well-tolerated in subjects with DN.  The SB-509-401 study demonstrated a statistically significant positive correlation of 2 or more response endpoints in the SB-509 treated group compared with placebo treated subjects at day 180 post a single treatment.  Interim data from the SB-509-701 Phase 2 trial suggested encouraging recovery of sural nerve conduction velocity (NCV) in SB-509-treated compared to placebo-treated subjects. Sangamo expanded this trial to test a more frequent dosing regimen (Part B). Top-line data from the SB-509-601 study did not reveal any difference between treated and untreated subjects. However, further analysis of the data has defined the target population of subjects with DN for which this drug may be most effective.  We expect to present further data from Phase 2 studies in DN in 2009.

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Dow AgroSciences (DAS) announces early exercise of commercial license for ZFP technology. In June, DAS exercised its option, under an existing agreement with Sangamo, for a commercial license to Sangamo’s ZFP technology for use in plant agriculture.  DAS is using the technology to generate its own products and plans to sublicense the technology to other companies under the trademark of ExZact Precision TechnologyTM. As part of the agreement, Sangamo received a license fee payment of $6.0 million and the balance of the outstanding milestone payments of approximately $2.3 million.  In addition, Sangamo is eligible to receive development and commercial milestone payments and royalties on product sales for any product that DAS develops, as well as 25% of any cash consideration received by DAS under such sublicenses.

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Announcement of agreements for the use of ZFP technology to develop cell lines and transgenic animals. In July, Sangamo and Sigma-Aldrich Corporation jointly announced a research and license agreement to provide Hoffman-La Roche with non-exclusive, worldwide rights for the use of Sangamo’s ZFP nuclease (ZFNTM) technology to develop cell-lines and transgenic animals with targeted modifications in a specified gene in a specified species.  Roche also has an option for an exclusive, worldwide license from Sangamo for the commercial use of such ZFN-generated transgenic animals in the production of therapeutic and diagnostic products.  In December, Sangamo and Pfizer Inc entered into an agreement to provide Pfizer with a worldwide, non-exclusive license for the use of ZFN reagents to knock out a single gene in CHO cells and for the use of such cell lines for clinical and commercial production of therapeutic proteins.  Under the terms of the agreement Sangamo received a payment of $3.0 million from Pfizer for a fully paid license.

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Achievement of key throughput milestone over a year ahead of schedule in agreement with Sigma-Aldrich Corporation. Sangamo announced it reached a major production throughput milestone as part of its agreement with Sigma-Aldrich to commercialize ZFNs for research applications. The milestone triggered a payment of $1.0 million to Sangamo.

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Publication of preclinical data and data from research projects. Publications highlighting therapeutic and research applications of Sangamo’s ZFN technology were published in the scientific journal, Nature Biotechnology.  The first paper demonstrated the use of ZFNs to efficiently generate transgenic animals, in this case zebrafish, a widely recognized system for human disease modeling and in vivo drug discovery.  A second publication described the successful ZFN-mediated disruption of the CCR5 gene in human T-cells and the positive effects on HIV resistance and reduction in viral load in an animal model of HIV infection.

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Sangamo’s ZFN technology recognized as top innovation by The Scientist and Wired.com. The Scientist recognized custom ZFNs as one of the top innovations of 2008 and Sangamo’s ZFN gene-editing technology was cited in an article on Wired.com on their “Top Ten Scientific Breakthroughs” of the year.

•
Sangamo hosted an Investor and Analyst Briefing. On December 3, Sangamo provided an update on its achievements in 2008, its therapeutic programs, progress in its collaboration with Sigma-Aldrich Corporation and its objectives for 2009 during its annual Investor and Analyst Briefing held in New York.  The event was webcast and the replay is available on Sangamo’s website at http://investor.sangamo.com/events.cfm

2009 Objectives
In today’s conference call members of Sangamo’s management team will discuss the company’s plans and objectives for 2009 that include:

Therapeutic Programs
•	Present data from Phase 2 studies of SB-509 for DN at appropriate medical conferences.
•	Complete accrual and treatment in expanded Phase 2 trial (SB-509-701 Part B) to evaluate SB-509 subjects with moderate to severe DN and Phase 2 study (SB-509-801) in subjects with ALS.
•	Advance ZFP Therapeutic pipeline by initiating Phase 1 clinical trial of ZFP Therapeutics for HIV/AIDS and glioblastoma.

•	Present preclinical data in spinal cord injury, neuropathic pain, Parkinson’s disease and ZFNTM-mediated gene modification.

Business - Strategic Collaborations & Enabling Technology Agreements
•	Pursue strategic partnerships in ZFP Therapeutics.
•	DAS executes commercial sublicenses of ZFP technology in plant agriculture.
•	Increase visibility and value of ZFNs by developing research reagents in collaboration with Sigma-Aldrich Corporation and achievement of additional development milestones and royalties.
•	Establish new commercial license agreements using ZFNs to improve cell-lines used in protein production and other biological applications.
•	Present and publish data from research collaborations in plant agriculture, transgenic animal production and cell-line engineering.

Financials and Operations
•	Maintain year-end 2009 cash and investments balance of at least $45.0 million.

Conference Call
Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under “Events and Presentations” http://investor.sangamo.com/events.cfm.  The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to 2009.

The conference call dial-in numbers are 877-681-3378 for domestic callers and 719-325-4765 for international callers. The passcode for the call is 6408611.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 4, 2009 to 11:59 p.m. ET on February 11, 2009. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 6408611.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Sangamo also has a Phase 1 clinical trial to evaluate safety and clinical effect of a ZFP Therapeutic for the treatment of HIV/AIDS.  Other therapeutic development programs are focused on cancer, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to engineer cell lines for the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo’s current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaborations and anticipated cash and investments balance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These risks and uncertainties are described more fully in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.
Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
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SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Consolidated Statement of Operations Data:
Revenues
Collaboration agreement	$6,834	$2,255	$14,492	$6,781
Research grants	-	511	1,694	2,317
Total revenues	6,834	2,766	16,186	9,098
Operating expenses:
Research and development	6,737	7,904	31,229	25,559
General and administrative	2,296	2,470	10,332	8,310
Total operating expenses	9,033	10,374	41,561	33,869
Loss from operations	(2,199)	(7,608)	(25,375)	(24,771)
Interest income (expense), net	(375)	935	1,073	3,291
Net loss	$(2,574)	$(6,673)	$(24,302)	$(21,480)

Basic and diluted net loss per common share	$(0.06)	$(0.17)	$(0.60)	$(0.58)

Shares used in computing basic and diluted net loss per common share	41,018	40,226	40,825	37,355

CONSOLIDATED CONDENSED BALANCE SHEET DATA
	December 31, 2008	December 31, 2007
Cash, cash equivalents, marketable securities and interest receivable	$65,025	$81,412
Total assets	67,850	83,900
Total stockholders' equity	55,396	72,122

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